Registration No. 333-

     As filed with the Securities and Exchange Commission on March 15, 2005


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        MER TELEMANAGEMENT SOLUTIONS LTD.
             (Exact name of registrant as specified in its charter)


                 Israel                                 Not Applicable
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                  Identification No.)

                    22 Zarhin Street, Ra'anana 43662, Israel
               (Address of Principal Executive Offices) (Zip Code)


                         2003 ISRAELI SHARE OPTION PLAN
                            (Full title of the plan)


                                 MTS IntegraTRAK
                              Attn.: Harry Chesman
                              12600 SE 38th Street
                                    Suite 250
                               Bellevue, WA 98006
                      (Name, address of agent for service)

                               Tel: (425) 401-1711
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Steven J. Glusband, Esq.
                          Carter Ledyard & Milburn LLP
                                  2 Wall Street
                            New York, New York 10005
                                 (212) 732-3200

                         CALCULATION OF REGISTRATION FEE

                                                                       Proposed
                                                                        maximum       Proposed
                                                       Amount           offering       maximum         Amount of
                                                        to be          price per      aggregate       registration
      Title of securities to be registered          registered (1)       share      offering price       Fee (6)
---------------------------------------------       --------------     ---------    --------------    ------------
Ordinary shares, par value NIS 0.01 per share
.............                                          276,415 (2)      $3.94 (4)     $1,089,075        $128.18
Ordinary shares, par value NIS 0.01 per share
.............                                          250,000 (3)      $1.844(5)       $461,000         $54.26
Ordinary shares, par value NIS 0.01 per share
.............                                           52,500 (3)      $2.9  (5)        $29,000          $3.41
Ordinary shares, par value NIS 0.01 per share
.............                                           56,500 (3)      $2.35 (5)       $132,775         $15.63
Ordinary shares, par value NIS 0.01 per share
.............                                           86,500 (3)      $2.20 (5)       $190,300         $22.40
Ordinary shares, par value NIS 0.01 per share
.............                                           70,000 (3)      $3.25 (5)       $227,500         $26.78
Ordinary shares, par value NIS 0.01 per share
.............                                           56,000 (3)      $3.27 (5)       $183,120         $21.55
Ordinary shares, par value NIS 0.01 per share
.............                                           46,000 (3)      $3.40 (5)       $156,400         $18.40

Total ............                                    893,915            N/A         $2,469,170         $290.61


 (1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 0.01 per share (the "Ordinary Shares") that may be offered or issued pursuant to the 2003 Israeli Share Option Plan by reason of stock splits, stock dividends or similar transactions.

(2) Issuable under options that may be granted in the future under the 2003 Israeli Share Option Plan.

(3)   Issuable under options granted under the 2003 Israeli Share Option Plan.

(4) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the basis of the average of the daily high and low sale prices ($3.94 and $3.94 , respectively) of an Ordinary Share as quoted on the NASDAQ National Market on March 11, 2005.

(5) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the relevant option.

(6) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.0001177.

              ---------------------------------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

               ---------------------------------------------------


                                EXPLANATORY NOTE
                                ----------------

         The purpose of this Registration Statement on Form S-8 is to register 893,915 Ordinary Shares for issuance under Mer Telemanagement Solutions Ltd. 2003 Israeli Share Option Plan:

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE


         The following documents filed by the Registrant with the Securities Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 000-20892), are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003 filed with the Commission on June 25, 2004;

         (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on February 4, 2004, May 11, 2004, June 21, 2004, August 4, 2004, September 14, 2004, October 5, 2004, November 2, 2004, November 10, 2004, November 18, 2004,
                December 6, 2004, December 6, 2004, December 28, 2004, December 28, 2004 January 3, 2005 and February 9, 2005.

         (c) The description of the Registrant's Ordinary Shares contained in the Registrant's registration statement on Form F-1 filed with the Commission on October 18, 1996.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Exculpation  of Office Holders

         The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. Our articles of association permit us to exempt an officer for his liability, in whole or in part, for damage caused due to the breach of the duty of care, subject to the provisions of the Israeli Companies Law.

         Insurance of Office Holders

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

          o    breach of his duty of care to us or to another person;

          o breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

          o a financial liability imposed upon him in favor of another person.

         Our articles of association provide that we may enter into a contract for the insurance of the liability, in whole in part, of any of our office holders, to the maximum extent permitted by the Israeli Companies Law.

         Indemnification of Office Holders

         In accordance with the Israeli Companies Law, our articles of association provide that we may, with respect to an act performed by an office holder in such capacity, (i) undertake in advance to indemnify an office holder, provided that the undertaking shall be restricted to foreseeable events and up to a feasible amount, as determined by our board of directors; and (ii) indemnify an office holder retroactively; against:

          o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

          o reasonable litigation expenses, including attorneys' fees, expended by such office holder or charged to him by a court, in a proceeding we instituted against him or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offense that does not require proof of criminal intent.

         Limitations on Exculpation, Insurance and Indemnification

         The Israeli Companies Law provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of certain improper actions.

         Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if such office holder is a director, also by our shareholders.

         We have undertaken to indemnify our office holders, pursuant to a standard indemnification agreement that provides for indemnification of an office holder in an amount up to $3 million. We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $5 million including legal costs incurred in Israel.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  EXHIBITS.

         4.1      Memorandum of Association (1)

         4.2      Articles of Association, as amended (1)

         4.3      The 2003 Israeli Share Option Plan (2)

         5        Opinion of Dora Mer Adv.

         23.1     Consent of Dora Mer Adv.  (contained in Exhibit 5)

         23.2     Consent of Kost Forer Gabbay & Kasierer

         24       Power of Attorney (see Page 9)

         ----------------------------------------
         (1) Filed as an exhibit to our registration statement on Form F-1, registration number 333-05814, filed with the Securities and Exchange Commission, and incorporated herein by reference.
         (2) Filed as exhibit 10.3 to our Annual Report on Form 20-F for the year ended December 31, 2003, and incorporated herein by reference.


Item 9.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           provided, however, that paragraphs (a)(l)(i) and
                  (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel on this 14th day of March, 2005.


                                            Mer Telemanagement Solutions Ltd.

                                            By: /s/Eytan Bar
                                                ------------
                                            Name:  Eytan Bar
                                            Title: Chief Executive Officer

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Mer Telemanagement Solutions Ltd, an Israeli company (the "Company"), hereby constitute and appoint Eytan Bar and Ori Shachar, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either or both of them, to sign for the undersigned and in their respective names as officers and as directors of the Company, a Registration Statement on Form S-8 (or other appropriate form) (the "Registration Statement") relating to the proposed issuance of Ordinary Shares, par value NIS 0.01 per share, of the Company pursuant to the exercise of stock options and other awards granted under the 2003 Israeli Stock Option Plan (or any and all amendments, including post-effective amendments, to the Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                     Title                                                    Date
---------                                     -----                                                    ----
/s/Chaim Mer                                  Chairman of the Board of Directors                       March 13, 2005
------------
Chaim Mer

/s/Eytan Bar                                  President and Chief Executive Officer                    March 13, 2005
-------------
Eytan Bar

/s/Ori Shachar                                Chief Operating Officer and Chief Financial              March 13, 2005
--------------                                Officer-Israel
Ori Shachar

/s/Alon Aginsky                               Director                                                 March 11, 2005
---------------
Alon Aginsky

/s/Isaac Ben-Bassat                           Director                                                 March 12, 2005
-------------------
Isaac Ben-Bassat

/s/Yehoshua Gleitman                          Director                                                 March 13, 2005
--------------------
Dr. Yehoshua Gleitman

/s/Steven Glusband                            Director                                                 March 14, 2005
------------------
Steven J. Glusband

/s/Yaacov Goldman                             Director                                                 March 13, 2005
-----------------
Yaacov Goldman

/s/ Orna Berry                                Director                                                 March 11, 2005
--------------
Dr. Orna Berry

/s/Harry Chesman                              Authorized Representative in the United States           March 11, 2005
 ---------------
By: MTS IntegraTRAK
Name: Harry Chesman
Title: Chief Operating Officer